Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is entered into on this 1st day of November, 2003, (the “Effective Date”) by and between Little Squaw Gold Mining Company (“LSGM”), with its principal business residence located in Spokane, Washington, and Becky Corigliano (“Consultant”), with her principal business residence located in Spokane, Washington.

WHEREAS, LSGM and Consultant recognize that Consultant will provide certain services for LSGM as a consultant including but not limited to treasury functions and corporate secretary functions; and

WHEREAS, LSGM and Consultant desire to enter into this Agreement setting forth the terms and conditions of the business relationship.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of such consideration is expressly acknowledged by the parties, LSGM and Consultant hereby agree as follows:

I.

Services.  Consultant shall provide such services as requested by LSGM and agreeable to Consultant and upon the terms and conditions of this Agreement, including but not limited to treasury functions and corporate secretary functions, and holding the positions for LSGM of Treasurer, Secretary, and Acting Chief Financial Officer (“Services”).

II.

Term.  The initial term of this Agreement is for a one (1) year period from the Effective Date.  The term of this Agreement may be extended by the written agreement of the parties.  This Agreement is subject to rescission at anytime by either party upon receipt of reasonable notice.  Reasonable notice is defined as fifteen (15) days prior to the rescission date.  Notice may be communicated either orally or in writing to either party.   The parties to this Agreement reserve the right to rescind the Agreement immediately for any reasonable cause without providing the requisite notice to the other party.

III.

Compensation.

A.

Consulting Fee.  In exchange for performance of the agreed and approved Services, LSGM will pay Consultant a consulting fee of one hundred fifty dollars ($150) per day worked, with the fee for each partial day worked prorated.  LSGMC further guarantees a minimum of 10 full days work per month, and that the amount of monthly payment to Consultant shall be no less than $1,500 regardless of the number of days worked. Any consulting fee payments shall be subject to the terms and conditions of this Agreement, and such other agreements as LSGM may require. The day rate of the consulting fee of Consultant shall be considered for increase at such time LSGMC becomes adequately financed to afford such higher rate. The time and amount of any such day rate increase will be determined LSGMC’s Board of Directors.

B.

Payment.  Should, at any point in the future, LSGMC become unable to pay consulting fees that are payable to Consultant LSGM shall accrue those consulting fees, however any payment of consulting fees shall not be due and owing and shall be deferred until the approval of the Board of Directors of LSGM that there are sufficient funds to pay Consultant.  Upon such Board of Directors approval, payment to Consultant shall be made in the time and manner elected by the Board of Directors.

C.

Expenses.  LSGM will pay all of Consultant’s reasonable prior approved out-of-pocket expenses relevant to the Services by Consultant for LSGM.

D.

Restricted Stock.  As further compensation for Services to be rendered hereunder, LSGM shall issue to Consultant fifty thousand (50,000) shares of its common stock, and such common stock shall be referred to herein as “Restricted Stock” and shall be subject to the terms and conditions of this Agreement, and such other agreements as LSGM may require.  Consultant acknowledges the restriction on the transfer of Restricted Stock, and consents to the placement of the legend on such Restricted Stock substantially in the form as follows:

“The Shares evidenced by this certificate have not been registered pursuant to the provisions of the Securities Act of 1933 (the “Act”) as amended, and have been sold in reliance upon an exemption there from.  Said Shares are considered “restricted securities”, at that term is defined in Rule 144 promulgated pursuant to the provisions of the Act.  Said Shares may not be sold or transferred unless (a) they have been registered under said Act, or (b) the Company has received written opinion of counsel in form and substance acceptable to the Company, to the effect that such registration is not required.”

E.

Promotion Bonus.  In the event that LSGM promotes Consultant from the position of “Acting Chief Financial Officer” to “Chief Financial Officer” on or before April 1, 2004, LSGM shall issue to Consultant an additional sixty-seven thousand one hundred three (67,103) shares of its common stock, and such common stock shall be referred to herein as “Restricted Stock” and shall be subject to the terms and conditions of this Agreement, including but not limited to Section 3.4, and such other agreements as LSGM may require.

F.

Additional Terms Regarding Compensation.  Pursuant to this Agreement: (i) Consultant will be required to submit an invoice for payment for Services; (ii) LSGM will report payments to Consultant for Services on an IRS Form 1099; and (iii) Consultant will be required to provide a State Business Identification number, a federal identification number, and required insurance, including worker’s compensation coverage.

IV.

Other Terms and Conditions.

A.

Status.  Consultant’s status under this Agreement shall be that of an independent contractor and not that of an employee or agent.  This Agreement does not create any other relationship of any kind, including, without limitation, joint venture, dealership, distributorship or partnership or other relationship of any similar kind between or among the Consultant and LSGM or LSGM’s affiliates and/or business partners.  As an independent contractor, Consultant is solely responsible for payment of all taxes relating to Services, including but not limited to, all federal, state and local income taxes, employment related taxes, Worker’s Compensation Insurance, Social Security taxes, and all other withholding taxes relating to the Consultant and anyone working for Consultant.

B.

Performance of Services.  Although LSGM shall provide general time guidelines concerning completion of Services performed hereunder, Consultant shall determine the method for the performance of such Services and, within the time specifications, the actual time the work is to be performed.  Consultant will not be given training which would enable her to perform a service in a particular method or manner.  LSGM does not set the work schedules of Consultant.  Any work schedules are to be set by Consultant, subject to any completion date specified by LSGM.

C.

Time.  Consultant is required or expected to devote her time and services as agreed between the parties in the performance of Services hereunder.

D.

No Benefits.  Both LSGM and Consultant agree that no benefits (i.e., health insurance), will be provided to Consultant other than cash payments for Services performed hereunder.

V.

Confidential Information.  Consultant acknowledges that Consultant, in the course of her Services for LSGM, will acquire, have access to and/or develop information and knowledge with respect to the following ("Confidential Information"):  (i) confidential business operations, procedures, long range plans, short range plans, pricing, business contacts and the like, (ii) intellectual properties, technologies, ideas and the like, (iii) computer programs, designs, applications and software, and (iv) any other item or matter that LSGM would reasonably desire to have kept confidential.  Consultant agrees that (i) Confidential Information is proprietary to LSGM and (ii) at no time during the term of this Agreement or at any time after the termination of this Agreement will Consultant use (for Consultant's benefit) or disclose to anyone else, Confidential Information except in performance of the Services for LSGM.  On termination of this Agreement, Consultant shall not be entitled to keep or reproduce Confidential Information in any form, and shall promptly return any Confidential Information to LSGM.  Confidential Information does not include information in the public domain.

VI.

Ownership of Intellectual Property.  All intellectual property, technology, ideas and all Confidential Information (as defined at Section 5, above) of LSGM or developed by Consultant, either alone or in conjunction with others, as a result of Consultant's Services rendered to LSGM, is and shall be the sole property of LSGM.  Consultant agrees that, at any time requested by LSGM (both during or after the term of this Agreement), Consultant shall (i) deliver to LSGM any and all documents, electronically stored information, property or the like relating to the property described in this Section 6 and Confidential Information, and (ii) execute any documents of assignment to document LSGM's ownership of the same.

VII.

Enforcement.  Consultant acknowledges that actual or threatened breach of Sections 5, or 6 could cause irreparable harm to LSGM; and, in the event of Consultant's actual or threatened breach of any said section, LSGM may seek an injunction or restraining order restraining Consultant without proof of monetary damages.  Nothing contained herein shall be construed as preventing LSGM from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Consultant.  The terms of this paragraph and Sections 5 and 6 shall be continuing covenants which survive termination of this Agreement.

VIII.

Severability.  Should any provision of this Agreement be held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.  Furthermore, if any one or more of the provisions of this Agreement shall, for any reason, be held to be excessively broad as to activity or subject, it shall be construed, by limiting and/or reducing it, so as to be enforceable to the extent compatible with the applicable law.

IX.

Enforcement.  This Agreement is to be construed in accordance with the laws of the State of Washington, without reference to its choice of laws provisions.  Any action arising in connection with this Agreement must be brought in Spokane County Court.  By this Agreement, the parties confer jurisdiction over the subject matter of and parties to this Agreement.

X.

Waivers.   If LSGM or Consultant waives a breach of this Agreement, by the other, that waiver will not operate or be construed as a waiver of later breaches.

XI.

Assignment.  This Agreement may not be assigned by Consultant without LSGM’s prior written consent, which consent may be withheld by LSGM in LSGM’s sole discretion.

XII.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

XIII.

Attorneys' Fees.  In the event that either party shall bring an action, during or after the termination of this Agreement, in connection with the performance, breach or interpretation of this Agreement, or in any way relating to Consultant's Services to LSGM, the prevailing party in such action shall be entitled to recover from the losing party all reasonable costs and expenses of litigation, including attorneys' fees, court costs, costs of investigation, accounting and other costs reasonably related to said litigation, in such amount as may be determined in the sole discretion of the court having jurisdiction over such action.

XIV.

Notices.  Any notices given in connection with this Agreement shall be given in writing and shall be sent by Certified Mail, Return Receipt Requested, to the other party at the other party’s address stated under his, her or its signature below.  Either party may change its address stated herein by giving notice of the change in accordance with this section.

XV.

Entire Agreement.  This Agreement is intended by the parties hereto to constitute the entire understanding of the parties with respect to the Consultant’s Services to LSGM.  It supersedes any prior arrangements, understandings, writings or communications among them and cannot be amended, modified or supplemented in any respect except by subsequent written agreements signed by LSGM and Consultant.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

LSGM:

Little Squaw Gold Mining Company:

Consultant:

Richard R. Walters

Becky Corigliano

President

409 E. Pine Glen Ct.

Spokane, WA 99208

Dated:

Attached: 20-cent warrant example